Exhibit 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Senior Vice President, Treasurer & Chief Financial Officer
	609-655-4500	609-655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP DECLARES CASH DIVIDEND OF $0.05 PER COMMON SHARE

Cranbury, NJ - September 16, 2016- 1ST Constitution Bancorp (NASDAQ: FCCY), parent company of 1ST Constitution Bank, announced that its Board of Directors has declared a cash dividend of $0.05 per common share. The cash dividend will be paid on October 21, 2016 to all shareholders of record as of the close of business on September 28, 2016.

This action represents the first cash dividend declared by 1ST Constitution Bancorp on its common shares. The Company’s Board of Directors determined that it is appropriate at this time to initiate a quarterly cash dividend in light of the Company’s strong financial condition, consistent level of net income, stable capital position and sound asset credit quality.

Charles S. Crow, III, Chairman of the Board, commented “The Board of Directors is pleased to declare our first cash dividend and expresses its gratitude to our shareholders for their continued support.” Mr. Crow added, “The Board believes that the initiation of a quarterly cash dividend will enhance shareholder value.”

The timing and amount of the payment of future cash dividends, if any, on the Company’s common shares will be at the discretion of the Company’s Board of Directors and will be determined after consideration of various factors, including the level of earnings, cash requirements, regulatory capital and financial condition.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey. 1ST Constitution Bank also operates 5 residential mortgage loan production offices in Forked River, Flemington, Jersey City and Somerset, New Jersey and Bethlehem, Pennsylvania.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.